Exhibit 10.1
TECK RESOURCES LIMITED
2010 STOCK OPTION PLAN, AS AMENDED
ARTICLE 1 — PURPOSE AND INTERPRETATION
Section 1.1: Purpose. The purpose of the Plan is to advance the long term interests of the Corporation by recognizing contributions made by key employees of the Corporation and creating an incentive for their continuing employment and by providing a means to assist in recruiting key personnel.
Section 1.2: Definitions. When used in this Plan, unless the context otherwise requires:
(a)	“Act” shall mean the Securities Act (Ontario) as the same may be amended, re-enacted or replaced from time to time;

(b)	“Associate” shall have the meaning given to it under the Act;

(c)	“Board of Directors” shall mean the Board of Directors of the Corporation and reference without more to action by the Board of Directors shall mean action by the Directors as a Board;

(d)	“Business Combination” shall have the meaning set forth in Section 5.7 hereof;

(e)	“Change in Control” shall have the meaning set forth in Section 5.1 hereof;

(f)	“Committee” shall mean the Compensation Committee of the Board of Directors or such other committee as may be designated by the Board of Directors;

(g)	“Corporation” shall mean Teck Resources Limited, a Canadian corporation, and includes any successor or assignee corporation or corporations into which the Corporation may be merged, changed or consolidated; any corporation for whose securities the securities of the Corporation shall be exchanged; and any assignee of or successor to substantially all of the assets of the Corporation;

(h)	“Insider” shall mean an “insider” as defined in the Act and such insider’s Associates;

(i)	“Normal Expiry Date” shall have the meaning set forth in Section 3.1 hereof;

(j)	“Option” shall mean an option to purchase Shares granted pursuant to the Plan;

(k)	“Option Price” shall have the meaning set forth in Section 2.2 hereof;

(l)	“Optionee” shall mean a person to whom an Option has been granted under the Plan for so long as such Option remains outstanding;

(m)	“Outstanding Issue” shall mean, at any time, the sum of the number of Shares and Class A Common Shares of the Corporation then issued and outstanding;

(n)	“Plan” shall mean this Stock Option Plan — 2010 as from time to time amended or supplemented as herein provided;

(o)	“Prior Plan” shall mean the 2001 Stock Option Plan of the Corporation, as amended and restated;

(p)	“SAR Payment” shall have the meaning set forth in subsection 3.3(f) hereof;

(q)	“Share Appreciation Right” shall have the meaning set forth in Section 3.3 hereof;

(r)	“Share Compensation Arrangements” shall mean any compensation or incentive mechanism involving the issuance or potential issuance of Shares, including without limitation, a purchase from treasury of Shares where the purchase is financially assisted by the Corporation, a stock option, a stock option plan and a stock appreciation right involving the issuance of Shares from treasury;

(s)	“Shares” shall mean the Class B Subordinate Voting Shares of the Corporation as presently constituted;

(t)	“Subsidiary” shall mean in respect of the Corporation, any entity that is a “subsidiary” as defined in National Instrument 45-106 — Prospectus and Registration Exemptions; and

(u)	“Trading Blackout” shall have the meaning set out in Section 3.6 hereof.
ARTICLE 2 — OPTIONS
Section 2.1: Shares Available. The Board of Directors, on the recommendation of the Committee, may from time to time grant Options to purchase Shares, in accordance with this Plan. The maximum number of Shares issuable under this Plan shall be Ten Million (10,000,000) Shares (subject to adjustment pursuant to Article 5 hereof), or such greater number of Shares as shall have been duly approved by the Board of Directors and approved or ratified by the shareholders of the Corporation.
Section 2.2: Option Price. The price per Share at which Shares may be purchased under any Option granted pursuant to this Plan (the “Option Price”) shall be determined by the Board of Directors, provided that the Option Price shall in no circumstances be less than the closing sale price of the Shares on the Toronto Stock Exchange on the last business day on which such Exchange is open for trading prior to the date of grant of such Option.
Section 2.3: Expiry of Options. If any Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares that were subject thereto may again be used and available for reservation for the purposes of the Plan.
Section 2.4: Time of Issuance of Options. The Board of Directors may at any time and from time to time grant Options pursuant to the Plan. Subject to the provisions of Section 2.5 hereof, nothing herein shall be construed to prohibit the granting of Options at different times to the same person.
Section 2.5: Persons Eligible. Persons eligible to receive Options shall be such full time employees of the Corporation or a Subsidiary who are or who demonstrate the potential of becoming key personnel of the Corporation or a Subsidiary, in each case as the Committee may recommend and the Board of Directors may determine.
Notwithstanding anything to the contrary contained in the Plan, no Options shall be granted to Insiders if such Options, together with any other outstanding Share Compensation Arrangements, could result in:

(a)	the number of Shares issuable to Insiders at any time pursuant to Share Compensation Arrangements exceeding ten percent (10%) of the Outstanding Issue; or

(b)	the issuance to Insiders pursuant to Share Compensation Arrangements, within any one year period, of a number of Shares exceeding ten percent (10%) of the Outstanding Issue.
Section 2.6: Number of Shares to be Optioned. The number of Shares to be optioned at any time to any person shall be recommended by the Committee and determined, in its sole discretion, by the Board of Directors.
Section 2.7: Form of Options. An Option Agreement, in such form or forms as may be approved by the Committee from time to time, signed by one or more officers of the Corporation as the Board of Directors or the Committee may determine, shall be issued to each person to whom an Option is granted.
Section 2.8: Assignability of Options. Options and all rights thereunder may not be assigned or transferred by an Optionee except to the legal personal representatives of a deceased Optionee as provided in Section 3.5 hereof.
Section 2.9: Administration. The Committee shall administer the Plan. The Committee may from time to time adopt such additional rules, regulations and procedures for administering the Plan as it may deem proper and in the best interests of the Corporation.
ARTICLE 3 — EXERCISE OF OPTIONS
Section 3.1: Term and Vesting. Options shall extend for a period not exceeding ten (10) years from the date of the grant of such Options (the “Normal Expiry Date”), subject to earlier termination as hereinafter provided. Unless otherwise determined by the Board of Directors at the time of grant, an Option shall vest and become exercisable in three equal installments on each of the first, second and third anniversaries of the date of grant.
Section 3.2: Notice of Exercise. An Option shall be exercisable by the Optionee from time to time by notice in writing to the Secretary of the Corporation (or such other person as the Committee may from time to time appoint for purposes of receiving same) at the executive offices of the Corporation specifying the number of Shares to be purchased under such Option and accompanied by full payment of the purchase price for the Shares to be issued. The receipt of payment by the Corporation shall be deemed to be exercise of the Option, and the Corporation shall cause the Transfer Agent for the Shares to issue and deliver to the Optionee (or as the Optionee may otherwise direct in the notice of exercise of the Option) a certificate or certificates registered in the name of the Optionee (or as otherwise directed) representing in the aggregate the Shares for which payment has been made.
Section 3.3: Notice of Exercise of Share Appreciation Right. Unless otherwise determined by the Board of Directors at the time of the grant, and subject to the limitations set forth below, at any time and from time to time that the Optionee has the right to acquire Shares upon exercise of an Option and at the time the market value (as hereinafter defined) for Shares exceeds the exercise price of such Option, the Optionee may, in lieu of and not in addition to the exercise of the Option, exercise the right (the “Share Appreciation Right”) to realize the appreciation in value of the Shares underlying such Option on the following terms:
(a)	the Optionee shall deliver (which may be effected by post, personal delivery or fax) to the Corporation a notice (addressed to the attention of the Secretary):

(i)	stating that the Share Appreciation Right is then exercised; and

(ii)	specifying the number of Shares at the time subject to such Option in respect of which the Share Appreciation Right is exercised, which cannot exceed the number determined pursuant to subsection (e) hereof;
(b)	the value of the Share Appreciation Right from time to time exercised shall be the amount determined by multiplying the number of Shares specified in such notice by the excess of the market value of a Share, determined in accordance with subsection (c) hereof, over the Option Price of such Option;

(c)	the market value of each Share shall be:
(i)	so long as the Shares are listed on the Toronto Stock Exchange (but subject to paragraph (ii) hereof), the closing sale price of the Shares on the Toronto Stock Exchange on the last business day on which such Exchange is open for trading prior to the date of receipt by the Corporation of the notice referred to in subsection (a) hereof; and

(ii)	if the Shares are no longer traded on the Toronto Stock Exchange, or in the event of any cessation of trading on the Toronto Stock Exchange for more than five (5) business days, a value determined in accordance with such formula as the Board of Directors may from time to time approve, which formula may from time to time be altered as the Board of Directors shall determine. Promptly after any determination of such a formula by the Board of Directors, notice and particulars thereof shall be furnished to each Optionee;
(d)	the Corporation shall within three (3) business days after receipt of notice under subsection (a) pay to the Optionee the value of the Share Appreciation Right (calculated pursuant to subsection (b)) for which notice has been given, net of any applicable payroll source deductions, by cheque drawn on the Corporation’s banker;

(e)	the maximum number of Shares in respect of which a Share Appreciation Right attached to any Option may be exercised at any time is,
(i)	the excess of the lesser of:
(A)	10,000 Shares; and

(B)	the number of Shares for which the Option was originally granted which are exercisable at the time; over
(ii)	the number of Shares in respect of which the Share Appreciation Right had previously been exercised;
(f)	an Optionee who exercises a Share Appreciation Right may, at his or her option, apply up to fifty percent (50%) of the amount receivable thereby (the “SAR Payment”) to the purchase of Shares from the treasury of the Corporation by including in the notice delivered pursuant to subsection (a) notice of the amount (or percentage) of the SAR Payment to be applied to the purchase of Shares, which notice shall be authority to the Corporation to deduct from the SAR Payment otherwise due to the Optionee the amount

(rounded downwards to the amount required to purchase the greatest integral number of Shares, valued as hereinafter provided, that most closely approximates but does not exceed the amount specified in the Optionee’s notice) so specified by the Optionee; and thereupon:
(i)	the Corporation shall apply the amount determined as above provided to the issue and sale by the Corporation, and to the purchase on behalf of the Optionee, of Shares at a price per Share equal to the market value thereof, which shall be the amount calculated in accordance with subsection (c) for the purpose of determining the SAR Payment, and shall deliver a certificate therefor to the Optionee; and

(ii)	the Corporation shall pay to the Optionee the balance, if any, of the SAR Payment due to him or her after deduction of the Share purchase price and applicable payroll source deductions, by cheque drawn on the Corporation’s banker; and
(g)	upon each delivery of a notice under subsection (a), the number of Shares thereafter subject to such Option and available for issuance under the Plan shall be reduced by the number of Shares specified in such notice.
Section 3.4: Termination of Options. Any Option not exercised within the period fixed for its exercise shall terminate and become void and of no effect.
Section 3.5: Cessation of Employment. An Option shall not be affected by any change of office or employment of the Optionee so long as the Optionee continues to be an employee of the Corporation or a Subsidiary. No Option may be exercised after the Optionee has ceased to be employed by the Corporation or a Subsidiary except as follows:
(a)	in the case of the death of an Optionee while an employee of the Corporation or a Subsidiary, the Shares subject to such Option at the date of death which were purchasable by the deceased Optionee at the date of death or (but for the death of the holder) within three years thereafter may be purchased by the personal representative, heirs or legatees of the deceased Optionee and, notwithstanding the expiry date of such Option, the Shares purchasable thereunder by the deceased Optionee at the date of death or within three years thereafter may be purchased, in whole at any time or in part from time to time, until the earlier of (i) the third anniversary of the date of death, and (ii) the date that is the later of the first anniversary of the date of death and the Normal Expiry Date of such Option;

(b)	an Option held by an Optionee at the date that the Optionee retires on or after the date on which such employee has reached early or normal retirement age as defined in the pension plan applicable to such employee, may continue to be exercisable, but only as to the number of Shares purchasable immediately prior to retirement, and shall be purchasable, in whole at any time or in part from time to time, until the earlier of (i) the third anniversary of the date of retirement, and (ii) the Normal Expiry Date of such Option;

(c)	if an Optionee resigns from the employment of the Corporation or a Subsidiary in any circumstance other than those described in subsection (b), all Options granted to such Optionee hereunder shall thereupon cease and terminate and be of no further force or effect whatsoever, except that the Shares purchasable under any Option held by such

Optionee immediately prior to the resignation from employment shall be purchasable, in whole at any time or in part from time to time, until the earlier of (i) the Normal Expiry Date of such Option, and (ii) ninety (90) days after the date of resignation of employment; and

(d)	in the case of termination of employment by the Corporation or a Subsidiary of an Optionee otherwise than by discharge for cause or in the circumstances contemplated in subsections (a), (b) or (c) and notwithstanding any compensation or allowance to which the Optionee is entitled as a result thereof, all Options granted to the Optionee hereunder shall thereupon cease and terminate and be of no further force or effect whatsoever, except that the Shares purchasable under any Option held by such Optionee immediately prior to termination of employment shall be purchasable, in whole at any time or in part from time to time, until the earlier of:
(i)	the Normal Expiry Date of such Option, and

(ii)	one (1) year after the earlier of:
(A)	the date that notice of dismissal from employment is provided to such Optionee, and

(B)	the effective date on which the Optionee ceased to be an employee of the Corporation or a Subsidiary.
Section 3.6: Expiry During Blackout Periods. Notwithstanding the provisions of Section 3.1 and Section 3.5 hereof, no Option shall terminate and cease to be exercisable, whether as a result of the occurrence of the Normal Expiry Date or as a result of the cessation of employment of an Optionee, prior to the fifth business day following notice of the cessation of any restricted trading period imposed by the Corporation by which officers and employees of the Corporation are prohibited from trading in securities of the Corporation (a “Trading Blackout”) then in effect and if a Trading Blackout is not then in effect, prior to the fifth business day following notice of the cessation of the most recent Trading Blackout.
ARTICLE 4 — LIMITATIONS
Section 4.1: Limitation. The Corporation’s obligation to issue Shares in accordance with the terms of this Plan is subject to compliance with the laws, rules and regulations of all public agencies and authorities applicable to the issuance and distribution of such Shares and to the listing of such Shares on any stock exchange on which the Shares of the Corporation may be listed. Each Optionee, as a condition of the grant of an Option to such Optionee, agrees to comply with all such laws, rules and regulations and agrees to furnish to the Corporation all information and such undertakings as may be required to permit compliance with such laws, rules and regulations.

ARTICLE 5 — ADJUSTMENT ON ALTERATION OF SHARE CAPITAL
Section 5.1: Change in Control. For the purpose of this Article 5, a “Change in Control” of the Corporation shall be deemed to have occurred each time that:
(a)	any person, or group of persons acting jointly or in concert (as defined in the Act), other than Keevil Holding Corporation or entities directly or indirectly controlled by Keevil Holding Corporation, whether directly or indirectly, acquires ownership of or control or direction over voting securities of the Corporation which, together with all other voting securities of the Corporation held by such person or persons, carry more than twenty-five percent (25%) of the votes attached to all voting securities of the Corporation;

(b)	an amalgamation, arrangement or other form of business combination of the Corporation with another corporation or corporations is completed with the result that any person or group of persons acting jointly or in concert (as defined in the Act) other than Keevil Holding Corporation or entities directly or indirectly controlled by Keevil Holding Corporation, owns or exercises control or direction over voting securities of the resulting entity carrying more than twenty-five percent (25%) of the votes attached to all voting securities of the resulting entity;

(c)	the Corporation sells or otherwise disposes of all or substantially all of its assets; or

(d)	the Board of Directors of the Corporation, by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by Directors, determines that for purposes of the Plan, a Change in Control of the Corporation has occurred.
Section 5.2: Subdivision and Consolidation. If there shall be declared and paid a dividend payable in Shares upon the Shares or if the Shares shall be subdivided, consolidated or reclassified or otherwise adjusted, the number of Shares reserved for issuance under the Plan, the number of Shares receivable on the exercise of an Option to the extent not then exercised and the Option Price shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Board of Directors in its sole discretion and such adjustment shall be binding for all purposes of the Plan.
Section 5.3: Amalgamation or Merger. If the Corporation amalgamates, consolidates or combines with or merges with or into another body corporate, whether by way of amalgamation, arrangement or otherwise (the right to do so being hereby expressly reserved), any Share receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation, combination or merger if the Optionee had exercised his or her Option immediately prior to the effective date of such amalgamation, consolidation, combination or merger and the Option Price shall be adjusted as may be deemed necessary or equitable by the Board of Directors in its sole discretion and such adjustment shall be binding for all purposes of the Plan.
Section 5.4: Redesignation of Shares. In the event of a change in the Corporation’s currently authorized Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.
Section 5.5: Other Adjustments. In the event of any other change affecting the Shares, such adjustment, if any, shall be made as may be deemed necessary or equitable by the Board of Directors in its sole discretion to properly reflect such event and such adjustment shall be binding for all purposes of the Plan.
Section 5.6: Take-over Bid. If, at any time when Options granted under the Plan remain unexercised, a take-over bid made by means of a formal take-over bid circular is made for such number of Shares that if accepted by the offerees and completed by the offeror (as defined in the Act) would result in a Change in Control, then the Corporation shall use its reasonable best efforts to bring such offer to the attention of the Optionees as soon as practicable and the Corporation may, in a fair and equitable manner, at its discretion, require the acceleration of the time for the exercise of the Options outstanding under the Plan and of the time for the fulfillment of any conditions or restrictions on such exercise (including without limitation, vesting requirements). All determinations of the Board of Directors under this Section 5.6 shall be binding for all purposes of the Plan.
Section 5.7: Business Combination. Notwithstanding any other provision in this Plan, if because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of Shares in the Corporation with securities of another corporation is imminent (“Business Combination”), the Board of Directors may, in a fair and equitable manner, determine the manner in which all outstanding and unexercised Options under the Plan shall be treated including, for example but without limitation, requiring the acceleration of the time for the exercise of such Options by the Optionees and of the time for the fulfillment of any conditions or restrictions on such exercise (including without limitation, vesting requirements). All determinations of the Board of Directors under this Section 5.7 shall be binding for all purposes of the Plan.
Section 5.8: Conditional Vesting and Exercise. In order to permit Optionees to participate in a proposed take-over bid made by means of a formal take-over bid circular or a proposed Business Combination that could result in a Change in Control, the Board may make appropriate provisions for the exercise of Options (whether vested or not) conditional upon the Shares issued on exercise of such Options being taken up and paid for under the take-over bid or the completion of the Business Combination, as applicable.
ARTICLE 6 — AMENDMENT AND INTERPRETATION
Section 6.1: Amendment and Discontinuance.
(a)	The Board of Directors may:
(i)	discontinue the Plan at any time except that such discontinuance may not alter or impair any Option previously granted to an Optionee under the Plan; and

(ii)	subject to any necessary approval of the Toronto Stock Exchange or any other Stock Exchange on which the Shares may then be listed and subject to subsection (b) hereof, from time to time amend the Plan in its absolute discretion without the approval of the Corporation’s shareholders.
(b)	The Corporation’s shareholders shall approve any amendment to the Plan or any Option which:
(i)	reduces the exercise price of an Option either directly, or indirectly by means of the cancellation of an Option and the reissue of a similar Option;

(ii)	extends the period available to exercise an Option beyond the Normal Expiry Date, other than as provided in Section 3.5 or Section 3.6 hereof;

(iii)	increases the levels of Insider participation under the Plan as set forth in Section 2.5 hereof;

(iv)	increases the number of Shares reserved for issuance under the Plan (other than pursuant to the provisions of Article 5 hereof);

(v)	amends Section 2.5 hereof to add non-employee Directors of the Corporation to the category of persons eligible to receive Options under the Plan;

(vi)	amends Section 2.8 hereof; or

(vii)	amends subsection 6.1(b) hereof.
(c)	Subject to subsection (b) hereof, the Board of Directors may from time to time amend the terms and conditions of any Option (and the terms of the Plan solely in respect thereof) which has been theretofore granted, provided that no amendment which could adversely affect an Optionee shall be made without the consent of the affected Optionee.
Section 6.2: No Rights as a Shareholder. An Optionee shall not have any rights as a shareholder of the Corporation with respect to any Shares covered by an Option until such Optionee shall have exercised the Option in accordance with the terms of the Plan.
Section 6.3: Fractional Shares. No fractional Shares shall be issued upon the exercise of an Option. If as a result of any adjustment pursuant to Article 5 hereof an Optionee would become entitled to a fractional Share, the Optionee shall have the right to purchase only the next lower whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.
Section 6.4: No Additional Rights Conferred. Nothing in the Plan nor an Option shall confer upon any Optionee any right to continue as an employee or officer of the Corporation or any Subsidiary or affect in any manner the right of the Corporation or any Subsidiary to terminate an Optionee’s employment at any time.
Section 6.5: Prior Plan. Subject to receipt of the approval of the Plan by shareholders of the Corporation, no further option grants will be made under the Prior Plan.
Section 6.6: Non-Canadian Participants. In order to assure the viability of Options granted to Optionees employed or resident in countries other than Canada, the Board of Directors or the Committee may provide for such additional or varied terms in the Option Agreements entered into with such Optionees as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, provided however that no such supplemental or varied term shall amend the terms of the Plan or an Option in a manner requiring shareholder approval under subsection 6.1(b) hereof unless such shareholder approval is obtained.
ARTICLE 7 — MISCELLANEOUS
Section 7.1: Withholding Obligations. Notwithstanding anything to the contrary in this Plan, to the extent that the exercise of an Option or a Share Appreciation Right gives rise to any tax or other statutory withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Board of Directors may implement appropriate procedures to ensure that such withholding obligations are met. These procedures may include, without limitation, increased withholding from an Optionee’s regular compensation, cash payments by an Optionee, or the sale of a portion of the Shares acquired pursuant to the exercise of an Option, which sale may be required and initiated by the Board of Directors. Any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated Optionees except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.
Section 7.2: Inter-Company Settlement. To the extent that the Corporation incurs outlays or expenses in respect of the participation in the Plan by an Optionee employed by a Subsidiary, or vice versa, Teck Resources may enter into reimbursement or other arrangements with such Subsidiary.
Approved by the Board of Directors on February 9, 2010, as amended on September 20, 2010.
Approved by the Shareholders of the Corporation on April 22, 2010.

Karen L. Dunfee, Corporate Secretary